Exhibit 99.6

Deep Well Oil & Gas, Inc.

Reserves and Resources
Committee Charter

Adopted: December 17, 2014

RESERVES and RESOURCES COMMITTEE CHARTER

1.           Purpose

The Board of Directors (the “Board”) of Deep Well Oil & Gas, Inc. (the “Company”) has established the Reserves and Resources Committee of the Board (the ‘Committee”) with authority, responsibility and specific duties as described in this Charter (the “Charter”).

The Committee has been adopted by the Board to assist the Board in monitoring:

1.1	the integrity of the independent reserve and resources estimates and related U.S. and Canadian regulatory disclosures of the Company; and

1.2	the qualifications and independence of the independent reservoir engineers, geologists and geophysicists.

2.           Organization and Composition

The Committee shall be comprised of not less than three directors of the Board. The majority of the members of the Committee:

2.1	Shall be free from any relationship that could, in the view of the Board, reasonably be seen to interfere with the exercise of a member’s independent judgment.

2.2	Shall have a majority of “independent” members as determined in accordance with the laws, rules and regulations as defined by the stock exchange listing standards and the independence standards as set out by the U.S. Securities and Exchange Commission rules and regulations. The Chair of the Committee shall be designated by the Board.

2.3	Any member of the Committee may be removed or replaced at any time by the Board. If a vacancy exists on the Committee, the remaining members may exercise all of the powers of the Committee so long as a quorum is present at the applicable meeting or the applicable written resolution is signed by all current members.

Adopted: December 17, 2014	DWOG Reservers and Resurces Committee Charter

3.            Meetings

The Committee shall meet, either in person or by conference call, as often as it determines is necessary or advisable, but not less frequently than once a year and at such places as determined by the Chairman of the Committee, and may act by unanimous written consent. The Committee will meet at least once a year with the Company’s independent reservoir engineering firm.

A majority of the members of the Committee, but in no event less than two members, shall constitute a quorum for the meetings of the Committee.

Agendas shall be circulated to Committee members along with background information on a timely basis prior to the Committee meetings.

Minutes of each meeting of the Committee shall be prepared and distributed to each Director of the Company and the Secretary of the Company after each meeting. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

4.            Powers and Responsibilities

To fulfill its responsibilities and duties the Reserves and Resources Committee shall:

4.1	Approve the appointment of, and any proposed change in the independent reservoir engineering firm retained to assist the Company in the annual review of the Company’s reserves and resources.

4.2	Approve the scope of and oversee an annual assessment and evaluation of the Company’s reserves and resources by the independent reservoir engineering firm, having regard to U.S. and or Canadian industry practices and all applicable laws and regulations.

4.3	Review the qualifications and independence of the Company’s independent reservoir engineering firm.

4.4	Approve the independent engineering firms’ engagement fees and terms of service.

4.5	Monitor the performance of the Company’s independent reservoir engineering firm.

4.6	Review the integrity of the Company’s reserves and resources evaluation process and reporting system.

4.7	Oversee and evaluate the Company’s compliance with U.S. and or Canadian legal and regulatory requirements related to its reserves and resources.

Adopted: December 17, 2014	DWOG Reservers and Resurces Committee Charter

4.10	Review and approve any statement of reserves and or resources data, and any report of the independent reservoir engineering firm regarding the reserves and or resources to be filed with any securities regulatory authority in the U.S. and or Canada or to be disseminated to the public.

4.11	Advise the Board as to whether the Company’s public reserves and or resources disclosure is consistent with all required U.S. and or Canadian legal and regulatory requirements.

4.12	Review with the independent reservoir engineering firm any reserves and or resources reporting problems or difficulties and management’s response, including difficulties encountered in the course of the reserves and or resources engineering report preparation; any restrictions placed on the scope of the independent reservoir engineering consultants’ activities or access to requested information, and any significant disagreements with management.

4.13	Review the Company’s significant reserves and resources engineering principles and policies and any significant changes thereto and any proposed changes in reserves and resources engineering standards and principles which have, or may have, a material impact on the Company’s U.S. and Canadian reserves and resources disclosure.

4.14	Review any material reserves and resources adjustments.

4.15	Resolve any material disagreements or difficulties between the independent engineering reservoir firm and management.

4.16	Initiate, when appropriate, investigations of matters within the scope of its responsibilities.

4.17	Perform such other duties and responsibilities as the Board shall approve and assign to the Committee.

4.18	To review and make recommendations to the Board with respect to:

4.18.1	the Annual Evaluation Assessment of Reserves and or Resources Report prepared in accordance to the Petroleum Resources Management System (PRMS) standards.

4.18.2	the annual signed Report of Independent Qualified Reserves Evaluator or Auditor respecting the applicable Reserves and or Resources Report prepared in accordance with PRMS standards.

Adopted: December 17, 2014	DWOG Reservers and Resurces Committee Charter

4.18.3	If required by Canadian regulations the Annual Evaluation Assessment or Appraisal of Reserves and or Resources Report prepared in accordance to COGEH standards.

4.18.4	If required by Canadian regulations the Company’s annual Statement of Reserves and Resources Data and Other Information prepared on Form 51-101F1 in accordance with the Canadian Oil and Gas Evaluation Handbook (COGEH);

4.18.5	If required by Canadian regulations the annual signed Report of Independent Qualified Reserves Evaluator or Auditor respecting the applicable Reserves and Resources Statement on Form 51-101F2 prepared in accordance with COGEH standards;

4.18.6	If required by Canadian regulations the annual Report of Management and Directors, on Form 51-101F3 (the “Management Report”), respecting the applicable Reserves and Resources Statement prepared in accordance COGEH standards;

4.19	to coordinate meetings with the Audit Committee of the Board, senior reserve and/or resources personnel, engineers and independent reserve evaluators, as required, to address areas of mutual interest or concern in respect of the Company’s evaluation of its oil sands reserves and/or resources.

5.           Reporting

The Committee will report to the Board not less than once each year, and review any issues that arise with respect to:

5.1	The quality or integrity of the Company’s reserves and resources evaluations and reports.

5.2	The Company’s compliance with U.S. and Canadian legal or regulatory requirements related to the Company’s reserves and resources.

5.3	The qualifications, performance and independence of the Company’s independent reservoir engineering firm.

Adopted: December 17, 2014	DWOG Reservers and Resurces Committee Charter